Exhibit 10.1
Charles J. Ledet
5200 Toler Street
Harahan, Louisiana 70123
     Re: Separation Agreement
Dear Chuck:
     This letter, upon your signature, will constitute the agreement between you and ION Geophysical Corporation (hereinafter “Employer”) regarding the terms of your separation from employment with Employer. This Agreement acknowledges the parties’ desire to end the employment relationship on amicable terms.
1. Your employment will terminate effective on December 1, 2008.
2. You have received or will receive by separate cover information regarding your rights to health insurance continuation and your retirement benefits. To the extent that you have such rights, nothing in this Agreement will impair those rights; more specifically, you waive no rights to bring an action pursuant to 29 U.S.C. §1132(a)(1)(B) of the Employee Retirement Income Security Act or the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) related to providing eligible employees the opportunity for continuation of participation in the employer’s group health insurance plan under certain circumstances.
3. You have returned or will immediately return to Employer any company property and any trade secrets or other confidential information belonging to Employer, including Employer computer equipment, documents and electronic files, employee identification, keys, building access cards, and other property.
4. In consideration of your acceptance of this Agreement, and after the effective date of this Agreement, the Employer will provide you with an aggregate amount (the “Severance Payment”), minus applicable taxes and withholdings, equal to $468,000.00, which Severance Payment will be paid to you in equal installments over a period of 18 months at times consistent with the regular payroll payments to employees of Employer, commencing within 15 days of the date this Agreement becomes effective, as described in Section 10 of this Agreement. This Severance Payment is a payment of wages in lieu of 18 months notice. If you do not sign this Agreement, you will not receive any of the additional consideration outlined above because you would not otherwise be entitled to such consideration. For the avoidance of doubt, your right to receive any remaining installments of the Severance Payment shall survive your death.
5. Unless required or otherwise permitted by law, you will not disclose to others any information regarding the following:
A. Any information regarding Employer’s trade secrets or any other confidential information.

B. The terms of this Agreement, the benefit being paid under it and the fact of its payment (except that you may disclose this information to your spouse, attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you; provided that you instruct such persons to maintain the confidentiality of the information just as you must).
6. Complete Release, Waiver of Claims and Covenant Not to Sue.
A. Release and Waiver: On behalf of yourself and your heirs, executors, successors and assigns, you hereby irrevocably and unconditionally agree to release Employer and its predecessors, subsidiaries, related entities, officers, directors, shareholders, parent companies, agents, attorneys, employees, successors and assigns (for purposes of this Section 6, hereinafter collectively referred to as “Employer”), from all claims or demands you have, may have, or may have had based on or in any way related to your employment with Employer, the termination of that employment, or based on any previous act or omission by or on behalf of Employer. You further agree to waive any right you may have with respect to the claims or demands from which Employer is herewith released. This release and waiver includes, but is not limited to, any rights or claims you may have under the Age Discrimination in Employment Act (which prohibits age discrimination in employment), Title VII of the Civil Rights Acts of 1964, as amended (which prohibits discrimination in employment based on race, color, national origin, religion or sex, including claims of sexual harassment), 42 U.S.C. §1981 (which prohibits race discrimination), claims under the Family and Medical Leave Act, claims under the Fair Labor Standards Act and the federal and state Equal Pay Acts (which prohibit paying men and women unequal pay for equal work), the Rehabilitation Act of 1973 and the Americans with Disabilities Act (which prohibit discrimination on the basis of handicap or disability), the Employee Retirement Income Security Act, claims for discrimination or retaliation under the Louisiana Employment Discrimination Law (codified in Louisiana R.S. 23:332 et seq. and Louisiana R.S. 23:967, et seq.), claims for discrimination or retaliation under the Louisiana Workers’ Compensation Act, and any other federal, state or local laws or regulations prohibiting employment discrimination. This release and waiver also includes any claims for wrongful discharge, whether based on claimed violations of statutes, regulations or public policy, or based on claims in contract or tort. This release and waiver also includes any claims that you suffered any harm by or through the actions or omissions of Employer, including, but not limited to, negligence claims and any other tort or contract claims under state or federal law.
B. Scope of Release/Non-release of Future Claims based on subsequent acts or omissions: This release and waiver, to which you voluntarily agree, covers all claims or demands based on any facts or events, whether known or unknown by you, that occurred on or before the effective date of this release. You fully understand that if any of the facts or circumstances on which you premise your execution of this release and waiver be found, suspected or claimed hereafter to be other than or different from the facts and circumstances now believed by you to be true, you nonetheless expressly accept and assume the risk of such possible differences in fact or circumstances and agree that this release and waiver shall be and remain effective notwithstanding any such difference in any such fact or circumstances. Employer acknowledges that you have not released any rights or claims that you may have under the Age Discrimination in Employment Act that arise after the date this release and waiver is executed.
C. No Future Lawsuits, Complaints, or Claims: You hereby waive your right to file any charge or complaint against Employer arising out of your employment with or separation from employment before any federal, state or local court or any federal, state or local administrative agency, except where such waivers are prohibited by law. This agreement, however, does not prevent you from filing a timely charge with the EEOC (or with any other agency with similar provisions or regulations concerning the regulation of releases between private parties) concerning claims of discrimination, including a challenge to the validity of the waiver contained in this agreement; although you hereby waive your right to recover any damages or other relief in any claim or suit brought by or through the EEOC or any other federal, state, or local agency on your behalf. You acknowledge that you have no pending workers’ compensation claims and that this agreement is not related in any way to any claim for workers’ compensation benefits. You further acknowledge that you have no basis for such a claim. As part of this agreement, you also promise not to make any disparaging remarks about Employer.
7. Period for Review and Consideration of Release and Waiver of Claims: You acknowledge receipt of the original version of this Agreement, including release and waiver of claims and covenant not to sue. You have been given 45 days to review and consider this Agreement, including the release and waiver of claims and covenant not to sue, before signing it. You understand that you can sign this Agreement at any time during the 45-day period. You agree that any changes to this Agreement do not restart the running of the 45-day consideration period.
8. Denial of Liability: The parties agree that no statement or consideration given in this Agreement or the execution of this Agreement by any party is intended to or will constitute any evidence of wrongdoing or liability by any of them, any such admission being expressly denied.
9. Encouragement to Consult with an Attorney: You acknowledge that you are encouraged, at your own expense, to consult with an attorney before signing this Agreement, including release and waiver of claims and covenant not to sue.
10. Right to Revoke Release and Waiver of Claims: This Agreement, including release and waiver of claims and covenant not to sue, will be effective on the eighth day after you sign the agreement. For a period of seven (7) days following the execution of this Agreement by you, you may revoke this Agreement, including the release and waiver of claims and covenant not to sue, and this Agreement will not become effective or enforceable until the revocation period has expired. You may revoke this Agreement by delivering a written notice of revocation to Employer. If you revoke this Agreement, including the release and waiver of claims and covenant not to sue, the agreement shall not be effective or enforceable and you will not receive the payment(s) and/or benefit(s) described herein to which you are not otherwise entitled under the law, including, without limitation, the payment(s) and other benefits described in Section 4 of this agreement. Revocation of this Agreement will have no effect on your termination of employment.
11. Entire Agreement/Severability: This Agreement, including release, waiver and covenant not to sue, contains all of the promises and covenants exchanged by the parties, and would not have been agreed upon but for the inclusion of every one of its conditions. The terms and conditions hereof constitute the entire agreement between Employer and you and supersede all previous and contemporaneous statements, communications, representations or agreements, either written or oral, by or between Employer and you with respect to the subject matter hereof (except for the terms of any confidentiality, non-competition, non-solicitation, no-hire and/or proprietary information agreements entered by you with or for the benefit of Employer in connection with your employment and the terms of a Consulting Agreement entered into between you and Employer on December 1, 2008). No contemporaneous or subsequent agreement or understanding modifying, varying or expanding this Agreement shall be binding upon either party unless in writing and signed by a duly authorized representative of Employer and you. The release and waiver of claims and covenant not to sue contained in Paragraph 6 of this Agreement are essential and material parts of this Agreement.
12. Applicable Law and Venue: This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Louisiana, except to the extent that federal law may apply and have preempted effect. All disputes arising under or relating to this Agreement shall be brought by the parties in a court of competent jurisdiction in Houston, Harris County, Texas.
I KNOWINGLY AND VOLUNTARILY CHOOSE TO ACCEPT THE TERMS OF THIS AGREEMENT IN CONNECTION WITH THE TERMINATION OF MY EMPLOYMENT.

/s/ Charles J. Ledet	December 1, 2008

Charles J. Ledet	Date
ION GEOPHYSICAL CORPORATION

By:	/s/ Signed	December 1, 2008

Date

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